Exhibit 99.1

CONTACT:	Molina Healthcare, Inc., Long Beach
J. Mario Molina, M.D., 562-435-3666, ext. 1113

MOLINA HEALTHCARE ANNOUNCES EXPANDED
MANAGEMENT TEAM AND ORGANIZATIONAL STRUCTURE

             LONG BEACH, Calif.—(BUSINESS WIRE)—Jan. 18, 2005—Molina Healthcare, Inc. (NYSE: MOH) announced today the appointment of three executives to senior management positions created to accommodate the Company’s continuing growth and geographic expansion. All three positions will report to J. Mario Molina, M.D., President and Chief Executive Officer.

             George S. Goldstein, Ph.D. has been named Executive Vice President of Public Policy. Dr. Goldstein previously served as Executive Vice President, Health Plan Operations and as Chief Operating Officer. In addition, he served as the Chief Executive Officer of Molina Healthcare of California from 1999 to 2003. Before joining Molina Healthcare, Dr. Goldstein served as Chief Executive Officer of United Health Care Corporation of Southern California and Nevada and Senior Vice President of State Programs for Foundation Health Services, Inc. In Colorado and New Mexico, he held cabinet positions under three governors from 1975 to 1985 and was responsible for the Medicaid, public health, mental health, and environmental programs.

             The Company also announced the addition of two new Executive Vice Presidents:

             Terry P. Bayer joins the Company as Executive Vice President of Health Plan Operations with responsibility for operational oversight of the Company’s health plans. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining Molina, her professional experience included regional responsibility at FHP and multi-state responsibility as Regional Vice-President at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and VHA; and Lincoln National. She has also served as Executive Vice President of Managed Care at Matria Healthcare, President and Chief Operating Officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a Juris Doctor degree from Stanford University, a Master’s degree in Public Health from the University of California, Berkeley, and a Bachelor’s degree in Communication from Northwestern University.

             Sheila K. Shapiro has joined the Company as Executive Vice President of Administrative Services, with responsibility for the Company’s administrative services, including human resources, marketing, facilities, claims, integration strategy, and information services. Ms. Shapiro’s 15 years of healthcare experience include serving as Senior Vice President of Operations for Premera Blue Cross of Washington, Vice President for PCS Health Systems, and various positions with PacifiCare Health Systems of Arizona and Nevada (formerly FHP, Inc.). She has also served as a volunteer consultant to non-profit healthcare organizations for Executive Service Corps of Washington. Ms. Shapiro holds a Bachelor’s degree in Business Administration from Arizona State University and a Master’s degree in Management from the University of Phoenix.

             Commenting on the new appointments, Dr. Molina said, “The extensive experience of Terry and Sheila in senior management positions within rapidly growing healthcare companies will be instrumental to us as we continue to carefully execute our growth strategy. With the addition of these two newly created positions, we believe we have the organizational structure and experienced management team to help us achieve our full potential. George’s experiences gained while serving in cabinet positions, combined with his knowledge of Medicaid and HMO operations, will truly benefit Molina Healthcare as he assists us in further developing and implementing our public policy initiatives.”

             About Molina Healthcare, Inc.

            Molina Healthcare, Inc. is a growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Washington, Michigan, Utah, New Mexico, and Indiana. More information on Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

             This press release may contain forward-looking statements and information. All forward-looking statements are predictions by the Company’s management and are subject to numerous risks and uncertainties that may cause actual results to differ materially. Such risks include the Company’s ability to successfully manage its growth and expansion, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, and numerous other factors affecting the delivery and cost of healthcare as detailed in the Company’s reports and filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update its forward-looking statements.